VOTING AGREEMENT

            This VOTING AGREEMENT (this "Agreement"), dated as of January 30, 2002, by and among Point Loma Partners, Inc. ("PLP") and CLIX Group, Inc. (the "Company"); Aurora Wireless, Inc. ("Aurora"), Springhouse Associates, Inc. ("Springhouse") and the persons listed on the counterpart signature pages hereto (herein referred to collectively as the "Investors" and individually as an "Investor"). In consideration of and order to facilitate the Company's spin-off of the 100% owned Aurora subsidiary with the assistance of PLP, the parties have agreed to execute and deliver this Agreement.

            The parties hereby agree as follows:

            1. Voting of Stock. Pursuant to and for as long as the provisions of the Engagement Letter dated November 5, 2001 are effective, the Company, Aurora, Springhouse, and each Investor shall cause all such shares of the Company's and Aurora's common stock which Investor has the right to vote to be voted as directed by PLP with respect to each proposal submitted for a vote or written consent of the Company's stockholders that concerns the spin-off of Aurora. Each investor hereby agrees to grant to PLP a proxy to vote such shares if they fail for any reason to vote such shares as directed by PLP and agree that such a proxy would be irrevocable and would be coupled with an interest and agree to take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of such a proxy and hereby revokes any proxy previously granted by it with respect to such shares.

            2. After-Acquired Shares. All of the provisions of this Agreement shall apply to all shares of the Company's capital stock now owned by or which may be issued or transferred hereafter to any of the Investors, including without limitation, all shares issued upon exercise of any warrant, or stock option, all shares issued pursuant to any events described in
Section 3 below, and any shares acquired by gift, privately negotiated transactions, open market purchases or in any other manner whatsoever.

            3. Recapitalizations, Exchanges, Spin-offs, Etc. Affecting the Company's Stock. The provisions of this Agreement shall apply, to the fullest extent set forth herein, to any and all shares of capital stock of the Company or any successor, spin-off or assign of the Company (whether by merger, consolidation, sale of assets, distribution of stock, or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Company's common stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

            4. Injunctive Relief. In the event of a breach or threatened breach of this Agreement by any party, the parties agree that money damages, alone, may be an inadequate remedy, and that the aggrieved party may apply for injunctive and other equitable relief, including an order for specific performance, to prevent or remedy such breach.

            5. Miscellaneous.

                  (a) Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns.

                  (b) Disputes. Any controversy or dispute between the parties arising under this Agreement, including the enforceability of this arbitration clause, shall be settled by binding arbitration before a single arbitrator in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, Expedited Procedures. The governing law of such arbitration shall be as set forth in
Section 5(c) hereof. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  (c) Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to choice of law or conflicts of law principles.

                  (d) Contravention. If any provision of this Agreement contravenes any applicable law or regulation, the remainder of the Agreement shall be given effect as though such provision was not present, and in a manner so as to achieve the objective of such provision as nearly as possible without contravening the law.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  (f) Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the party or parties hereto against whom enforcement of such amendment, modification or supplement is sought.

            IN WITNESS WHEREOF, the parties have executed and approve of this Voting Agreement as of the date first written above.

Point Loma Partners, Inc.						Aurora Wireless

By:  ______________________________			By:  ________________________

Name:  ____________________________			Name:  ______________________

Title:  _____________________			Title:  _______________________

Date:  ______________________			Date:  _______________________


Clix Group, Inc.							Springhouse Associates,
Inc.

By:  _______________________________			By:

Name:  _____________________________			Name

Title:  ______________________________			Title

Date:  _______________________________		Date


Majority Shareholder of CLIX Group, Inc.	Minority Shareholder of CLIX Group,
Inc.

By:							By:

Name:		Ann B. Cunningham			Name:		John R. Drexel, IV

Date							Date




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